Exhibit 2.g.3

FORM OF

SUB-SUBADVISORY AGREEMENT

THIS AGREEMENT is made as of this [  ] day of [                    ], 2022, among SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”) a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York, New York 10018, and SCHRODERS CAPITAL MANAGEMENT (US) INC. (“Schroders Capital”), a corporation organized under the laws of the State of [Delaware] with its principal place of business at 7 Bryant Park, 19th Floor, New York, New York 10018.

W I T N E S S E T H

WHEREAS, Hartford Funds Management Company, LLC (“Hartford”), a Delaware limited liability company, has retained SIMNA as a sub-adviser to render investment advisory services to the Funds set forth on Exhibit A (each, a “Fund”) pursuant to a Sub-Advisory Agreement dated as of the date hereof (the “Hartford Advisory Agreement”); and

WHEREAS, SIMNA Limited is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, SIMNA desires to employ Schroders Capital as its investment sub-adviser, and Schroders Capital is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and Schroders Capital hereby agree as follows:

1.            Appointment of Schroders Capital. SIMNA hereby appoints Schroders Capital as investment sub-adviser for the assets of the Funds, on the terms and conditions set forth herein, and subject to the direction of SIMNA. Schroders Capital accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.            Duties of Schroders Capital.

SIMNA employs Schroders Capital to act as its sub-advisor in managing the investment and reinvestment of all or a portion (which at times, may be none) of the assets of each Fund in accordance with the Hartford Advisory Agreement and with respect to such allocation; to continuously review, supervise, and administer an investment program for each Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide each Fund (either directly or through SIMNA) with all records concerning the activities of Schroders Capital that the Fund is required to maintain; and to render or assist SIMNA in rendering regular reports to the Fund’s officers and the Board of Trustees (the “Board”) concerning the discharge of Schroders Capital’s responsibilities hereunder. Schroders Capital will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, Hartford, the Fund’s officers and the Board and in compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of

Additional Information, any additional operating policies or procedures that a Fund communicates to Schroders Capital in writing (either directly or through SIMNA), and Applicable Law. Schroders Capital agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-l(e)(l) under the Investment Company Act of 1940, as amended (the “1940 Act”), as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of Schroders Capital in relation to the Funds.

Schroders Capital acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Funds the services required of SIMNA under the Hartford Advisory Agreement. Accordingly, Schroders Capital shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, Schroders Capital shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of Schroders Capital responsible for the day-to-day management of the Funds, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Funds and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) Schroders Capital’s implementation of each Fund’s investment program and each Fund’s portfolio composition and performance, (B) any policies and procedures implemented by Schroders Capital to ensure compliance with Applicable Law, (C) each Fund’s compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to Schroders Capital in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

3.            Securities Transactions. Among its responsibilities, Schroders Capital shall select the brokers or dealers that will execute purchases and sales of securities for the Funds, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to Schroders Capital (either directly or through SIMNA), and, to the extent applicable, consistent with Section 28(e) of the Securities Exchange Act of 1934. Schroders Capital will promptly communicate or assist SIMNA in communicating to Hartford, the Funds’ officers and the Board such information relating to the portfolio transactions Schroders Capital has directed on behalf of the Funds as SIMNA or such officers or the Board may reasonably request.

4.            Compensation of Schroders Capital. For the services to be rendered by Schroders Capital as provided in this Agreement, SIMNA (and not Hartford or the Funds) will pay to Schroders Capital at the end of each of month a fee equal to the amount set forth on Exhibit A. For clarity, SIMNA (and not Hartford or the Funds) shall be obligated to pay Schroders Capital fees hereunder for any period only out of and following SIMNA’s receipt from Hartford of advisory fees pursuant to Section [ ] of the Hartford Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.            Compliance. Schroders Capital agrees to comply with all policies, procedures, or reporting requirements that the Board reasonably adopts and communicates to Schroders Capital in writing (either directly or through SIMNA), including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

6.            Status of Schroders Capital. The services of Schroders Capital to SIMNA under this Agreement are not to be deemed exclusive, and Schroders Capital will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. Schroders Capital will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of a Fund.

7.            Liability of Schroders Capital. No provision of this Agreement will be deemed to protect Schroders Capital against any liability to SIMNA or to a Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.            Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Hartford Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to Schroders Capital; or (ii) upon material breach by Schroders Capital of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; Schroders Capital may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Hartford Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

7 Bryant Park

19th Floor

New York, NY 10018

Attention: Legal Department

Email: USLegal@schroders.com

If to Schroders Capital, at:

Schroders Capital Management (US) Inc.

7 Bryant Park

New York, NY 10018

Attention: Legal Department

Email: [pe_legal@schroders.com]

This Agreement may be amended by mutual consent of the parties hereto.

9.             Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.          Confidentiality. Schroders Capital shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Funds, the Board, Hartford, and any director, officer, or employee of SIMNA, the Funds, or Hartford, except (i) with the prior written consent of a Fund, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or Schroders Capital, or (iii) for information that is publicly available other than due to disclosure by Schroders Capital or its affiliates or becomes known to Schroders Capital from a source other than SIMNA, the Funds, the Board, or Hartford.

11.          Proxy Policy. Schroders Capital acknowledges that unless Hartford or a Fund gives written instructions to SIMNA to the contrary, SIMNA, and Schroders Capital by delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in a Fund using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

12.          Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of New York.

13.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA INC.

By:
Name:
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA INC.

By:
Name:
Title: Authorized Signatory

SCHRODERS CAPITAL MANAGEMENT (US) INC.

By:
Name:
Title: Authorized Signatory

SCHRODERS CAPITAL MANAGEMENT (US) INC.

By:
Name:
Title: Authorized Signatory

EXHIBIT A

Compensation of Schroders Capital

and

List of Funds

[REDACTED]